Exhibit 10.4

SUMMARY OF

2007 EXECUTIVE BONUS PROGRAM

The registrant maintains the Executive Bonus Program to provide the Company’s executive officers (excluding the Vice President of Worldwide Sales) the opportunity to receive a cash award based on the achievement of performance objectives in the prior fiscal year. The Compensation Committee (the “Committee”), in consultation with the Chief Executive Officer, establishes a threshold based on the registrant’s financial performance for the year and general individual performance goals for each officer, and the Chief Executive Officer further develops specific objectives and milestones for each officer. Awards are calculated on an executive’s annual salary as of the end of the fiscal year. The amount of each executive’s payout is dependent on the achievement of the performance goals. The Committee has the authority to adjust the amount of awards payable under the Executive Bonus Program. Payments are made following the end of the year, after the Committee has determined the degree of attainment of that year’s performance goals.

The Committee approved performance goals and target awards in March 2007 for the 2007 fiscal year. In addition to the individual goals, objectives and milestones for each executive officer, the Committee adopted the threshold requirement that the registrant meet or exceed the revenue and gross margin dollar targets set in the registrant’s Annual Operating Plan for fiscal year 2007. The Committee set target bonuses at 40% of salary.